Exhibit 99.1

Contact: Dan Cravens

480-693-5729

FOR IMMEDIATE RELEASE

US AIRWAYS REPORTS HIGHEST ANNUAL PROFIT IN COMPANY HISTORY

Net Income excluding special items up 384 percent versus 2011

Highlights of US Airways Group, Inc.’s (the Company) fourth quarter and 2012 results:

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Full year 2012 net profit excluding net special items was a record $537 million, or $2.79 per diluted share. This is a 384 percent improvement over the Company’s 2011 net profit of $111 million excluding net special items, or $0.68 per diluted share.

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Fourth quarter net profit excluding net special items was $46 million, or $0.26 per diluted share. This compares to a fourth quarter 2011 net profit excluding net special items of $21 million, or $0.13 per diluted share.

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The airline’s employees earned approximately $61 million in profit sharing for the full year results, up 408 percent versus 2011, and an additional $19 million in operational incentive payouts through November.

TEMPE, Ariz., Jan. 23, 2013 — US Airways Group, Inc. (NYSE: LCC) today reported its fourth quarter and 2012 financial results. For full year 2012, the Company reported a record net profit of $537 million, or $2.79 per diluted share, which excludes net special items totaling a credit of $100 million. This compares to a full year 2011 net profit of $111 million excluding net special items, or $0.68 per diluted share. On a GAAP basis, the Company reported a record net profit of $637 million, or $3.28 per diluted share for 2012, up 797 percent over the 2011 net profit of $71 million, or $0.44 per diluted share.

For the fourth quarter 2012, net profit excluding net special items was $46 million, or $0.26 per diluted share. Net profit excluding net special items for the fourth quarter 2011 was $21 million, or $0.13 per diluted share. On a GAAP basis, the Company reported a record net profit of $37 million for its fourth quarter 2012, or $0.22 per diluted share, compared to a net profit of $18 million, or $0.11 per diluted share, for the same period in 2011. As previously disclosed, the Company’s fourth quarter and full year results were negatively impacted by approximately $35 million due to Hurricane Sandy. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.

US Airways Group, Inc. Chairman and CEO Doug Parker stated, “We couldn’t be happier with the performance of US Airways in 2012. Our 32,000 hard-working team members did a phenomenal job of running a safe and reliable airline for our customers and these record financial results are the result of their efforts.

“Our team members produced the best operating reliability performance in our history — which is no easy feat since US Airways led all network carriers in on-time performance from 2008-2011. But in 2012, we did even better with record highs in on-time performance, completion factor and baggage handling. This helped lead to our best ever annual results in total revenue, total traffic, mainline load factor, mainline yield and mainline revenue.

“These outstanding operating and revenue results combined with strong cost discipline led to record net income excluding special items of $537 million, up nearly 400 percent versus last year. Our shareholders were rewarded for their confidence in our team as US Airways stock increased 166 percent in 2012, the largest increase of any company in the Fortune 500.

“We enter 2013 with great momentum and enthusiasm and are well positioned for whatever may lie ahead.” concluded Parker.

Revenue and Cost Comparisons

A strong demand environment and record passenger yields led to improved revenue performance. Total revenues in the fourth quarter were a record $3.3 billion, up 3.9 percent versus the fourth quarter 2011 on a 1.4 percent increase in total available seat miles (ASMs). Total revenue per ASM was a record 15.58 cents, up 2.5 percent versus the same period last year driven by a two point increase in passenger load factor.

For the full year 2012, total revenues were a record $13.8 billion, up 5.9 percent versus 2011. Total revenue per ASM increased 3.9 percent to a record 15.64 cents, driven by a 3.5 percent increase in passenger yield and a record load factor of 82.9 percent, up from 82.3 percent in 2011.

Total operating expenses in the fourth quarter were $3.2 billion, up 3.5 percent over the same period last year. Mainline cost per available seat mile (CASM) was 13.55 cents, up 2.8 percent on a 0.7 percent increase in mainline ASMs. Excluding special items, fuel and profit sharing, mainline CASM was 8.73 cents, up 2.9 percent versus the same period last year. Express CASM excluding special items and fuel was 14.54 cents, down 2.7 percent on a 4.8 percent increase in ASMs.

For the full year 2012, total operating expenses were $13.0 billion, up 2.7 percent versus 2011. Excluding special items, fuel and profit sharing, mainline CASM increased 0.5 percent to 8.39 cents. Express CASM excluding special items and fuel decreased 1.5 percent to 14.49 cents.

Liquidity

As of December 31, 2012, the Company had $2.71 billion in total cash and investments, of which $336 million was restricted, up from $2.31 billion, of which $365 million was restricted on December 31, 2011.

Special Items

The Company recognized approximately $9 million of net special items in the fourth quarter, which are primarily related to corporate transaction and auction rate securities arbitration costs.

Notable Accomplishments

Marketing and Customer Enhancements

•	Announced the return of seasonal service between the Company’s international gateway at Philadelphia International Airport and Shannon, Ireland.

•	Announced new service from Charlotte, N.C. to London’s Heathrow Airport and Sao Paulo, Brazil.

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Launched a new codeshare agreement with Avianca, expanding access for customers throughout Colombia. The Company also expanded its current codeshare with TACA International Airlines and launched a new codeshare with South African Airways.

•	Completed the installation of Gogo® inflight Wi-Fi internet service on Embraer E170 and E175 aircraft. Wi-Fi is now on more than 80 percent of US Airways’ Embraer and Airbus narrow-body aircraft.

Operational Achievements

•	Achieved new monthly baggage performance records for 12 consecutive months since Dec. 2011.

•	Wholly-owned subsidiary PSA Airlines became the first regional airline to achieve the highest level of the Federal Aviation Administration’s Safety Management System.

Financial Accomplishments

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Completed an enhanced equipment trust certificate offering in the aggregate face amount of $546 million. The proceeds will primarily be used to finance the purchase of eleven Airbus aircraft scheduled to be delivered from May 2013 to October 2013.

•	Recognized by Institutional Investor Magazine as one of its most honored companies in 2013, including the top investor relations department in the airline industry.

Corporate Citizenship

•	Raised a record $1.46 million for United Way with annual “Hope Takes Flight” campaign.

•	Launched BE PINK partnership with American Cancer Society’s Making Strides Against Breast Cancer (MSABC) and raised $200,000 through uniform and merchandise sales and MSABC walks.

•	Awarded $170,000 in US Airways Education Foundation Grants to non-profits in Washington, Charlotte, Philadelphia and Phoenix.

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Honored 85 top flight attendants for exceptional customer service and recognized the contributions of three with more than 50 years of service at the annual “InFlight Service Champions” dinner in Phoenix.

Analyst Conference Call/Webcast Details

US Airways will conduct a live audio webcast of its earnings call today at 11:30 a.m. ET, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info >>Investor Relations tab. An archive of the call/webcast will be available in the Investor Relations portion of the website through Feb. 23.

2013 Investor Guidance

The Company will provide its investor relations guidance on its website (www.usairways.com) immediately following its 11:30 a.m. ET conference call. The Company typically provides guidance related to cost per available seat mile (CASM) excluding special charges, fuel and profit sharing, fuel prices, other revenues and estimated interest expense/income on its investor relations update page on its web site. This update will also include the airline’s capacity, fleet plan and estimated capital spending for 2013.

About US Airways

US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,000 flights per day and serves 198 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 32,000 aviation professionals worldwide, operates the world’s largest fleet of Airbus aircraft and is a member of the Star Alliance network, which offers its customers more than 21,900 daily flights to 1,329 airports in 194 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. Aviation Week and Overhaul & Maintenance magazine presented US Airways with the 2012 Aviation Maintenance, Repair and Overhaul (MRO) of the Year Award for demonstrating outstanding achievement and innovation in the area of technical operations. Military Times Edge magazine named US Airways as a Best of Vets employer in 2011 and 2012. US Airways was, for the third year in a row, the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report. The airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index for six consecutive years. The Corporate Equality index is a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCF)

Forward Looking Statements

Certain of the statements contained or referred to herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of the Company. Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand, booking practices and related revenues; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of industry consolidation; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the Company’s high level of fixed obligations and ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may affect the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; the inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports or focus city; regulatory changes affecting the allocation of slots; the Company’s reliance on third-party regional operators or third-party service providers; the Company’s reliance on and costs, rights and functionality of third-party distribution channels, including those provided by global distribution systems, conventional travel agents and online travel agents; changes in government regulation; the impact of changes to the Company’s business model the loss of key personnel or inability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; the Company’s ability to operate and grow its route network; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure or disruption of, or delay in, these technologies or systems; costs of ongoing data security compliance requirements and the impact of any significant data security breach; the impact of any accident involving the Company’s aircraft or the aircraft of its regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the Company’s ability to operate profitably out of Philadelphia International Airport; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; the Company’s ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in the Company’s reports to and filings with the Securities and Exchange Commission (“SEC”). There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended September 30, 2012 and in the Company’s other filings with the SEC, which are available at www.usairways.com.

US Airways Group, Inc.

Condensed Consolidated Statements of Operations

(In millions, except share and per share amounts)

(Unaudited)

	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
	2012	2011		2012	2011
Operating revenues:
Mainline passenger	$2,098	$2,054	2.2	$8,979	$8,501	5.6
Express passenger	803	745	7.7	3,326	3,061	8.7
Cargo	41	43	(3.9)	155	170	(8.4)
Other	336	313	7.3	1,371	1,323	3.6

Total operating revenues	3,278	3,155	3.9	13,831	13,055	5.9

Operating expenses:
Aircraft fuel and related taxes	830	813	2.1	3,489	3,400	2.6
Salaries and related costs	600	546	9.9	2,488	2,272	9.5
Express expenses:
Fuel	268	254	5.7	1,098	1,056	3.9
Other	508	498	1.9	2,064	2,071	(0.4)
Aircraft rent	159	159	0.1	643	646	(0.5)
Aircraft maintenance	166	171	(3.3)	672	679	(1.0)
Other rent and landing fees	137	137	0.1	556	555	0.3
Selling expenses	107	110	(2.3)	466	454	2.8
Special items, net	9	2	nm	34	24	41.4
Depreciation and amortization	63	60	4.3	245	237	3.1
Other	306	297	3.1	1,220	1,235	(1.2)

Total operating expenses	3,153	3,047	3.5	12,975	12,629	2.7

Operating income	125	108	15.9	856	426	nm

Nonoperating income (expense):
Interest income	1	—	4.7	2	4	(62.3)
Interest expense, net	(87)	(86)	(0.1)	(343)	(327)	4.8
Other, net	(3)	(6)	(44.8)	122	(13)	nm

Total nonoperating expense, net	(89)	(92)	(3.1)	(219)	(336)	(34.7)

Income before income taxes	36	16	nm	637	90	nm

Income tax provision (benefit)	(1)	(2)	(32.9)	—	19	nm

Net income	$37	$18	nm	$637	$71	nm

Earnings per common share
Basic	$0.23	$0.11		$3.92	$0.44

Diluted	$0.22	$0.11		$3.28	$0.44

Shares used for computation (in thousands):
Basic	162,467	162,115		162,331	162,028

Diluted	205,115	163,222		203,978	163,743

Note: Percent change may not recalculate due to rounding.

US Airways Group, Inc.

Operating Statistics

	3 Months Ended December 31,				12 Months Ended December 31,
	2012	2011	Change		2012	2011	Change
Mainline
Revenue passenger miles (millions)	14,871	14,478	2.7%		62,435	60,779	2.7%
Available seat miles (ASM) (millions)	17,546	17,419	0.7%		74,211	72,603	2.2%
Passenger load factor (percent)	84.8	83.1	1.7	pts	84.1	83.7	0.4	pts
Yield (cents)	14.11	14.19	(0.5)%		14.38	13.99	2.8%
Passenger revenue per ASM (cents)	11.96	11.79	1.4%		12.10	11.71	3.3%

Passenger enplanements (thousands)	13,350	13,136	1.6%		54,277	52,959	2.5%
Departures (thousands)	108	111	(3.0)%		449	452	(0.5)%
Aircraft at end of period	340	340	—%		340	340	—%

Block hours (thousands)	287	292	(1.8)%		1,209	1,217	(0.7)%
Average stage length (miles)	986	966	2.1%		1,004	991	1.4%
Average passenger journey (miles)	1,640	1,631	0.5%		1,704	1,691	0.8%
Fuel consumption (gallons in millions)	260	262	(0.7)%		1,102	1,095	0.6%
Average aircraft fuel price including related taxes (dollars per gallon)	3.19	3.10	2.9%		3.17	3.11	2.0%
Full-time equivalent employees at end of period	31,236	31,548	(1.0)%		31,236	31,548	(1.0)%

Operating cost per ASM (cents)	13.55	13.18	2.8%		13.22	13.09	1.1%
Operating cost per ASM excluding special items (cents)	13.50	13.16	2.5%		13.18	13.05	1.0%
Operating cost per ASM excluding special items and fuel (cents)	8.77	8.50	3.1%		8.48	8.37	1.3%
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	8.73	8.49	2.9%		8.39	8.35	0.5%

Express*
Revenue passenger miles (millions)	2,770	2,518	10.0%		10,883	10,542	3.2%
Available seat miles (millions)	3,492	3,331	4.8%		14,214	14,070	1.0%
Passenger load factor (percent)	79.3	75.6	3.7	pts	76.6	74.9	1.7	pts
Yield (cents)	28.98	29.60	(2.1)%		30.56	29.03	5.3%
Passenger revenue per ASM (cents)	22.99	22.37	2.8%		23.40	21.75	7.6%

Passenger enplanements (thousands)	7,103	6,721	5.7%		28,269	27,613	2.4%
Aircraft at end of period	282	283	(0.4)%		282	283	(0.4)%
Fuel consumption (gallons in millions)	84	81	3.1%		345	338	1.9%
Average aircraft fuel price including related taxes (dollars per gallon)	3.19	3.11	2.5%		3.19	3.12	2.0%

Operating cost per ASM (cents)	22.22	22.57	(1.6)%		22.24	22.23	0.1%
Operating cost per ASM excluding special items (cents)	22.22	22.56	(1.5)%		22.22	22.22	—%
Operating cost per ASM excluding special items and fuel (cents)	14.54	14.94	(2.7)%		14.49	14.71	(1.5)%

Total Mainline & Express
Revenue passenger miles (millions)	17,641	16,996	3.8%		73,318	71,321	2.8%
Available seat miles (millions)	21,038	20,750	1.4%		88,425	86,673	2.0%
Passenger load factor (percent)	83.9	81.9	2.0	pts	82.9	82.3	0.6	pts
Yield (cents)	16.45	16.47	(0.1)%		16.78	16.21	3.5%
Passenger revenue per ASM (cents)	13.79	13.49	2.2%		13.92	13.34	4.3%
Total revenue per ASM (cents)	15.58	15.20	2.5%		15.64	15.06	3.9%

Passenger enplanements (thousands)	20,453	19,857	3.0%		82,546	80,572	2.5%
Aircraft at end of period	622	623	(0.2)%		622	623	(0.2)%
Fuel consumption (gallons in millions)	344	343	0.2%		1,447	1,433	0.9%
Average aircraft fuel price including related taxes (dollars per gallon)	3.19	3.10	2.8%		3.17	3.11	2.0%

Operating cost per ASM (cents)	14.99	14.68	2.1%		14.67	14.57	0.7%
Operating cost per ASM excluding special items (cents)	14.94	14.67	1.9%		14.63	14.54	0.6%
Operating cost per ASM excluding special items and fuel (cents)	9.72	9.53	2.0%		9.44	9.40	0.5%
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	9.69	9.52	1.8%		9.37	9.39	(0.1)%

*	Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines, Chautauqua Airlines and SkyWest Airlines.

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and express CASM excluding special items, fuel and profit sharing to evaluate the Company’s operating performance.

	3 Months Ended December 31,		12 Months Ended December 31,
	2012	2011	2012	2011
Reconciliation of Net Income Excluding Special Items	(In millions, except share and per share amounts)		(In millions, except share and per share amounts)

Net income as reported	$37	$18	$637	$71
Special items:
Special items, net (1)	9	2	34	24
Express operating special items, net (2)	—	1	3	2
Nonoperating special items, net (3)	—	—	(137)	(7)
Non-cash tax provision (4)	—	—	—	21

Net income as adjusted for special items	$46	$21	$537	$111

	3 Months Ended December 31,		12 Months Ended December 31,
Reconciliation of Basic and Diluted Earnings Per Share As Adjusted for Special Items	2012	2011	2012	2011

Net income as adjusted for special items	$46	$21	$537	$111

Shares used for computation (in thousands):
Basic	162,467	162,115	162,331	162,028

Diluted	205,115	163,222	203,978	163,743

Earnings per share as adjusted for special items:
Basic	$0.28	$0.13	$3.31	$0.69

Diluted (5)	$0.26	$0.13	$2.79	$0.68

	3 Months Ended December 31,		12 Months Ended December 31,
Reconciliation of Operating Income Excluding Special Items	2012	2011	2012	2011

Operating income as reported	$125	$108	$856	$426

Special items:
Special items, net (1)	9	2	34	24
Express operating special items, net (2)	—	1	3	2

Operating income as adjusted for special items	$134	$111	$893	$452

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended December 31,		12 Months Ended December 31,
Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel and Profit Sharing—Mainline only	2012	2011	2012	2011

Total operating expenses	$3,153	$3,047	$12,975	$12,629
Less express expenses:
Fuel	(268)	(254)	(1,098)	(1,056)
Other	(508)	(498)	(2,064)	(2,071)

Total mainline operating expenses	2,377	2,295	9,813	9,502

Special items, net (1)	(9)	(2)	(34)	(24)

Mainline operating expenses, excluding special items	2,368	2,293	9,779	9,478

Aircraft fuel and related taxes	(830)	(813)	(3,489)	(3,400)

Mainline operating expenses, excluding special items and fuel	1,538	1,480	6,290	6,078

Profit sharing	(6)	(2)	(61)	(12)

Mainline operating expenses, excluding special items, fuel and profit sharing	$1,532	$1,478	$6,229	$6,066

(In cents)
Mainline operating expenses per ASM	$13.55	$13.18	$13.22	$13.09

Special items, net per ASM (1)	(0.05)	(0.01)	(0.05)	(0.03)

Mainline operating expenses per ASM, excluding special items	13.50	13.16	13.18	13.05

Aircraft fuel and related taxes per ASM	(4.73)	(4.66)	(4.70)	(4.68)

Mainline operating expenses per ASM, excluding special items and fuel	8.77	8.50	8.48	8.37

Profit sharing per ASM	(0.04)	(0.01)	(0.08)	(0.02)

Mainline operating expenses per ASM, excluding special items, fuel and profit sharing	$8.73	$8.49	$8.39	$8.35

Note: Amounts may not recalculate due to rounding.

	3 Months Ended December 31,		12 Months Ended December 31,
Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel—Express only	2012	2011	2012	2011

Total express operating expenses	$776	$752	$3,162	$3,127

Express operating special items, net (2)	—	(1)	(3)	(2)

Express operating expenses, excluding special items	776	751	3,159	3,125

Aircraft fuel and related taxes	(268)	(254)	(1,098)	(1,056)

Express operating expenses, excluding special items and fuel	$508	$497	$2,061	$2,069

(In cents)
Express operating expenses per ASM	$22.22	$22.57	$22.24	$22.23

Express operating special items, net per ASM (2)	—	(0.01)	(0.02)	(0.01)

Express operating expenses per ASM, excluding special items	22.22	22.56	22.22	22.22

Aircraft fuel and related taxes per ASM	(7.68)	(7.61)	(7.72)	(7.51)

Express operating expenses per ASM, excluding special items and fuel	$14.54	$14.94	$14.49	$14.71

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel and Profit Sharing—Total Mainline and Express	3 Months Ended December 31,		12 Months Ended December 31,
	2012	2011	2012	2011

Total operating expenses	$3,153	$3,047	$12,975	$12,629

Special items:
Special items, net (1)	(9)	(2)	(34)	(24)
Express operating special items, net (2)	—	(1)	(3)	(2)

Total operating expenses, excluding special items	3,144	3,044	12,938	12,603

Fuel:
Aircraft fuel and related taxes—mainline	(830)	(813)	(3,489)	(3,400)
Aircraft fuel and related taxes—express	(268)	(254)	(1,098)	(1,056)

Total operating expenses, excluding special items and fuel	2,046	1,977	8,351	8,147

Profit sharing	(6)	(2)	(61)	(12)

Total operating expenses, excluding special items, fuel and profit sharing	$2,040	$1,975	$8,290	$8,135

(In cents)
Total operating expenses per ASM	$14.99	$14.68	$14.67	$14.57

Special items per ASM:
Special items, net (1)	(0.04)	(0.01)	(0.04)	(0.03)
Express operating special items, net (2)	—	—	—	—

Total operating expenses per ASM, excluding special items	14.94	14.67	14.63	14.54

Fuel per ASM:
Aircraft fuel and related taxes—mainline	(3.95)	(3.92)	(3.95)	(3.92)
Aircraft fuel and related taxes—express	(1.27)	(1.22)	(1.24)	(1.22)

Total operating expenses per ASM, excluding special items and fuel	9.72	9.53	9.44	9.40

Profit sharing per ASM	(0.03)	(0.01)	(0.07)	(0.01)

Total operating expenses per ASM, excluding special items, fuel and profit sharing	$9.69	$9.52	$9.37	$9.39

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

1)	Special items, net in the 2012 and 2011 fourth quarter and twelve month periods consisted of charges primarily related to corporate transaction and auction rate securities arbitration costs.
2)	The 2012 twelve month period consisted of $3 million in net special charges related to the ratification of a new Piedmont fleet and passenger services contract.
3)	The 2012 twelve month period consisted primarily of a $142 million gain related to the slot transaction with Delta Air Lines, Inc., offset in part by $3 million in debt prepayment penalties and non-cash write offs of certain debt issuance costs related to the refinancing of two Airbus aircraft.
The 2011 twelve month period included $7 million of net special credits consisting of a $15 million credit in connection with an award received in an arbitration involving investments in auction rate securities, offset in part by $6 million in debt prepayment penalties and non-cash write offs of certain debt issuance costs related to the refinancing of five Airbus aircraft as well as $2 million of losses related to investments in auction rate securities.
4)	The 2011 twelve month period consisted of a special non-cash tax charge of $21 million as a result of the sale of our final remaining investment in auction rate securities in July 2011. This charge recognized in the statement of operations the tax provision that was recorded in other comprehensive income, a subset of stockholders’ equity, in the fourth quarter of 2009.
5)	The 2012 fourth quarter diluted EPS excludes $8 million of interest, net of profit sharing, related to the Company’s 7.25% convertible notes. The 2012 twelve month period diluted EPS excludes $31 million of interest, net of profit sharing, related to the Company’s 7.25% and 7% convertible notes.

US Airways Group, Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	December 31, 2012	December 31, 2011
Assets

Current assets
Cash, cash equivalents and investments in marketable securities	$2,376	$1,947
Accounts receivable, net	298	327
Materials and supplies, net	300	235
Prepaid expenses and other	608	540

Total current assets	3,582	3,049

Property and equipment
Flight equipment	5,188	4,591
Ground property and equipment	1,005	907
Less accumulated depreciation and amortization	(1,733)	(1,501)

	4,460	3,997
Equipment purchase deposits	244	153

Total property and equipment	4,704	4,150

Other assets
Other intangibles, net	539	543
Restricted cash	336	365
Other assets	235	228

Total other assets	1,110	1,136

Total assets	$9,396	$8,335

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	$417	$436
Accounts payable	366	386
Air traffic liability	1,054	910
Accrued compensation and vacation	258	176
Accrued taxes	181	163
Other accrued expenses	1,027	1,089

Total current liabilities	3,303	3,160

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	4,376	4,130
Deferred gains and credits, net	290	307
Employee benefit liabilities and other	637	588

Total noncurrent liabilities and deferred credits	5,303	5,025

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	2,134	2,122
Accumulated other comprehensive income (loss)	(7)	2
Accumulated deficit	(1,339)	(1,976)

Total stockholders’ equity	790	150

Total liabilities and stockholders’ equity	$9,396	$8,335